Exhibit 10.3
FORM OF
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
FOURSQUARE CAPITAL MANAGEMENT, LLC

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)
Schedules

Schedule 2.8	Member Names and Addresses

Schedule 5.4(a)	Pre-Formation Expenses

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
FOURSQUARE CAPITAL MANAGEMENT, LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Foursquare Capital Management, LLC (the “Company”), dated as of [                                        ] [___], 2009 (the “Effective Date”) (together with the Schedules and Annex attached hereto, this “Agreement”), by and among AllianceBernstein L.P., a Delaware limited partnership (“AllianceBernstein”), Greenfield Advisors, LLC, a Delaware limited liability company (“Greenfield”), Rialto Capital Management, LLC, a Delaware limited liability company (“Rialto”), and Flexpoint Fund, L.P., a Delaware limited partnership (“Flexpoint”).
R E C I T A L S
     WHEREAS, on July 2, 2009, AllianceBernstein, as sole member, formed the Company by causing the filing of the Certificate (as defined herein) with the Secretary of State of the State of Delaware and entered into a Limited Liability Company Agreement on such date (the “Original Agreement”);
     WHEREAS, AllianceBernstein now desires to amend and restate the Original Agreement in order to add Greenfield, Rialto and Flexpoint as Members (as defined herein) and to set forth the respective rights and obligations of the Members with respect to the Company and its affairs and related matters;
     NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time, and any successor to such statute.
     “Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, between the Advisor and the Company, as amended from time to time.
     “Advising Agreements” means, collectively, the Advisory Agreement, the Consulting Agreement and the Sub-Advisor Agreements.
     “Advisor” means AllianceBernstein in its capacity as advisor under the Advisory Agreement.
     “Advisory Agreement” means the Advisory Agreement, dated as of the Effective Date, between the Company and the Advisor.
     “Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person.

     “Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended or modified from time to time.
     “AllianceBernstein” has the meaning set forth in the preamble.
     “Available Cash” generated during any Fiscal Year, quarter or other period means (a) the sum of cash received by the Company from all sources (excluding Capital Contributions but including any acquisition fees, asset management fees, incentive fees, disposition fees and expense reimbursements) during such period less (b) the sum of (i) all cash amounts paid in such period on account of operating expenses, capital expenditures incurred in connection with the Company’s business, Purchase Payments and any amounts with respect to indemnities and (ii) all amounts required to be paid to the Advisor pursuant to the Advisory Agreement with regard to the period.
     “Bankruptcy” has, with respect to a Person as a debtor, the meaning set forth in Section 18-101(1) and 18-304 of the Act.
     “Bankruptcy Code” means Title 11 of the United States Code, as amended, or any corresponding provision(s) of succeeding law.
     “Business Day” means any Monday through Friday on which commercial banks in New York City are authorized to do business and are not required by law or executive order to close.
     “Call Notice” has the meaning set forth in Section 9.5(b).
     “Capital Account” has the meaning set forth in Section 7.1(a).
     “Capital Contribution” means the amount of capital contributed (or deemed contributed) to the Company by a Member in accordance with Article 6.
     “Cash Percentage” has the meaning set forth in Section 9.5(d).
     “Cause” has (i) with respect to the Advisory Agreement, the meaning specified therein, (ii) with respect to a Sub-Advisory Agreement, the meaning specified therein, and (iii) with respect to the Consulting Agreement, the meaning specified therein.
     “Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on July 2, 2009, as the same may be amended and/or restated from time to time.
     “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of succeeding law.
     “Company” means Foursquare Capital Management, LLC, a Delaware limited liability company, as said Company may from time to time be hereafter constituted.
     “Company Assets” means all right, title and interest of the Company in any assets or property (real, personal, tangible or intangible).
     “Confidential Information” has the meaning set forth in Section 12.12(a).
     “Consultant” means Flexpoint or, subject to the terms of this Agreement, any successor in interest thereto.

     “Consultant Fee” has the meaning set forth in the Consulting Agreement.
     “Consulting Agreement” means the consulting agreement, dated as of the Effective Date, between the Advisor and Flexpoint.
     “Control” means, with regard to any Person, the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, even if that right is subject to the rights of other Persons with respect to major decisions, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Depreciation” means, with regard to an asset, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to such asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
     “Disclosure Parties” has the meaning set forth in Section 12.12(a)
     “Economic Interest” has the meaning set forth in Section 9.7(b).
     “Effective Date” has the meaning set forth in the preamble.
     “Embargoed Person” means any Person subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that investment in such person, entity or government by a United States Person is prohibited by law or would cause such person, entity or government to be in violation of law.
     “Fair Market Value” means, with respect to any asset, the gross fair market value of such asset, unreduced by any liability secured by such asset.
     “Fair Value Report” has the meaning set forth in Section 9.5(c).
     “Fee Payment Date” has the meaning set forth in the Management Agreement.
     “Fiscal Year” means the fiscal year of the Company, which shall be the calendar year; provided that upon termination of the Company “Fiscal Year” will mean the period from the end of the last preceding Fiscal Year to the date of such termination.
     “Flexpoint” means Flexpoint Fund L.P., including its permitted successors and assigns.
     “Forfeited Managing Member” has the meaning set forth in Section 9.2(b).
     “Forfeited Member” has the meaning set forth in Section 9.2(a).
     “Greenfield” means Greenfield Advisors, LLC including its permitted successors and assigns.

     “Greenfield Sub-Advisory Agreement” means the sub-advisory agreement, dated as of the date hereof, among the Company, the Advisor and Greenfield, as amended from time to time.
     “Gross Asset Value” means, with respect to any Company Asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be its Fair Market Value on the date of the contribution as agreed upon by the Members;
     (ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective Fair Market Values, as reasonably determined by the Managing Member, as of the date of (A) the acquisition of an interest or additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company of more than a de minimis amount of property as consideration for any Members’ Interests in the Company, and (C) the liquidation of the Company, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) the Gross Asset Value of any Company asset distributed (including, without limitation, in any liquidation under Article 10 hereof) to any Member shall be adjusted to equal its Fair Market Value as of the date of distribution, as agreed upon by the Members in accordance with Section 3.3(B)(i);
     (iv) the Gross Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of such assets under Code Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (iii) of the definition of Net Income or Net Losses or Section 7.2(d)(v); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Managing Member determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv); and
     (v) if the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.
     “Independent Appraisers” has the meaning set forth in Section 9.5(c).
     “Initial Payment Date” has the meaning set forth in Section 9.5(d).
     “IRS” means the Internal Revenue Service and any successor agency or entity thereto.
     “Interests” means the entire limited liability company interests owned by a Member in the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

     “Investment Committee” means the Investment Committee appointed under the Management Agreement.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “List” has the meaning set forth in Section 2.10(f).
     “Management Agreement” means the Management Agreement, dated as of [ ], 2009, between the Company and the REIT, as may be amended.
     “Manager Sucessorship Proposal” has the meaning set forth in the Management Agreement.
     “Managing Member” means AllianceBernstein or any replacement Managing Member appointed by all of the Members pursuant to Section 3.1.
     “Member” means each of AllianceBernstein, Greenfield, Rialto and Flexpoint, any transferees of the foregoing permitted under Article 9 who are admitted as members of the Company (but only so long as any such transferee continues as a Member) and any other Person to whom Interests may be issued pursuant to Section 3.5.
     “Member Impasse” has the meaning set forth in Section 3.3(D).
     “Net Income or Net Loss” means for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax and not otherwise included in computing Net Income or Net Loss pursuant to this definition shall be added to such Net Income or Net Loss;
     (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;
     (iii) If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or (iii) set forth within the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
     (iv) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;
     (v) Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

     (vi) Notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 7.2(d) hereof shall not be taken into account in computing Net Income or Net Loss.
     “OFAC” has the meaning set forth in Section 2.10(f).
     “Organizational Document” means with respect to any Person (i) in the case of a corporation, such Person’s certificate or articles of incorporation and by-laws and any shareholder agreement, voting trust or similar arrangement to which such Person is a party that is (in each case) applicable to any of such Person’s authorized shares of capital stock, (ii) in the case of a limited partnership, such Person’s certificate or articles of limited partnership and limited partnership agreement, and any voting trusts or other instruments or agreements to which such Person is a party affecting the rights applicable to any of its partners, (iii) in the case of a limited liability company, such Person’s certificate of formation or organization, limited liability company agreement and any voting trusts or other instruments or agreements to which such Person is a party affecting the rights of holders of limited liability company interests in such Person or (iv) in the case of any other legal entity, such Person’s organizational documents and any voting trusts and other instruments or agreements to which such Person is a party affecting the rights of holders of equity interests in such Person.
     “Original Agreement” has the meaning set forth in the recitals.
     “Percentage Interest” means, with respect to any Member at any time, the percentage specified on the Effective Date opposite such Member’s name in the table contained in Section 6.1, as may be amended by the Managing Member from time to time to reflect changes to the ownership of Interests in accordance with this Agreement.
     “Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated association, government or other entity.
     “Pre-Formation Expenses” has the meaning set forth in Section 5.4.
     “Purchase Payment” has the meaning set forth in Section 9.5(c).
     “Purchase Price” has the meaning set forth in Section 9.5(c).
     “Put Notice” has the meaning set forth in Section 9.5(a).
     “REIT” means Foursquare Capital Corp., a Maryland real estate investment trust; provided that for purposes of this Agreement references to the REIT shall include its subsidiaries where the context so requires, including in Section 3.3(B)(c).
     “Rialto” means Rialto Capital Management, LLC, including its permitted successors and assigns.
     “Rialto Sub-Advisory Agreement” means the sub-advisory agreement, dated as of the date hereof, among the Company, the Advisor and Rialto Capital Partners, LLC, as amended from time to time.
     “Sale Date” has the meaning set forth in Section 9.5(c).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock Percentage” has the meaning set forth in Section 9.5(d).

     “Sub-Advisors” means Greenfield and Rialto Capital Partners, LLC, a Delaware limited liability company and wholly-owned subsidiary of Rialto, and “Sub-Advisor” means any one of them and any successor in interest to, or permitted assigns of, any of them; provided, however, that no successor in interest to, or permitted assigns of, any Sub-Advisor (other than an Affiliate thereof to which the relevant Sub-Advisory Agreement has been assigned pursuant to its terms) shall be a Sub-Advisor unless such assignment is permitted pursuant to the terms of the Sub-Advisory Agreement and the terms of this Agreement (including in accordance with Section 3.3(A)(h)). Sub-Advisors shall also include any replacement or additional entity that, at the election of the Advisor acting (in each case) with the consent of the Company in accordance with Section 3.3(A)(h), becomes a Sub-Advisor to the Advisor pursuant to a sub-advisory agreement with the Advisor in form and substance substantially similar to the other Sub-Advisory Agreements and not materially more favorable to such Sub-Advisor than such other Sub-Advisory Agreements are to the other Sub-Advisors.
     “Sub-Advisory Agreements” means the Greenfield Sub-Advisory Agreement, the Rialto Sub-Advisory Agreement and any other sub-advisory agreement entered into by the Advisor with the consent of the Company provided in accordance with this Agreement, as each such agreement may be amended from time to time.
     “Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 9.7.
     “Tax Matters Member” has the meaning set forth in Section 4.4.
     “Transfer” means any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any portion of the Interests of a Member (whether voluntarily, involuntarily, by operation of law or otherwise).
     “Treasury Regulations” means the regulations promulgated under the Code, as such regulations are in effect on the date hereof.
     1.2 Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
     (b) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;
     (c) any reference herein to a “Schedule” is to one of the Schedules attached to this Agreement and any reference to a Recital, Article or a Section is to one of the Recitals, Articles or Sections of this Agreement. Each of the Recitals hereto and each Schedule and Annex attached hereto and referred to herein is hereby incorporated herein by reference; and
     (d) any time there is a reference herein to the giving of “consent” or “approval” and other words of similar import on the part of a Member, the Member shall have sole and absolute discretion whether to give or not to give the consent or approval.
ARTICLE 2
THE COMPANY AND ITS BUSINESS

     2.1 Formation of the Company. The Company was formed as described in the Recitals hereto. Upon the execution of this Agreement by AllianceBernstein, Greenfield, Rialto and Flexpoint, (i) this Agreement shall become the limited liability company agreement of the Company, (ii) AllianceBernstein, Greenfield, Rialto and Flexpoint shall be, and hereby are, admitted as Members; and (iii) the Members’ Percentage Interests and Capital Contributions shall be as set forth in the table contained in Section 6.1, subject to such adjustments as may be made by the Managing Member from time to time to reflect any changes in the ownership of Interests in accordance with the terms of this Agreement.
     2.2 Company Name. The business of the Company shall be conducted under the name of “Foursquare Capital Management, LLC” in the State of Delaware and under such name or such assumed names as may be determined by the Managing Member to be necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.
     2.3 Members.
     (a) The Members of the Company shall be AllianceBernstein, Greenfield, Rialto and Flexpoint and such additional or substitute members as may hereafter be admitted in accordance with the terms hereof.
     (b) The Interests issued to the Members pursuant to this Agreement have been duly authorized and are validly issued limited liability company interests in the Company.
     (c) Except as set forth in this Agreement, including Section 3.4, each Member confirms its understanding and agreement that no Member shall have any fiduciary duty whatsoever to the Company or any other Member (it being agreed among the Members that no Member shall be construed as having any duty to the Company or any other Member other than such obligations as are provided in this Agreement and such other obligations, if any, as are required by applicable law, after taking into account the effect of this Section 2.3(c)). This Section 2.3(c) shall not in any way reduce or otherwise limit the specific obligations of any Member expressly provided in this Agreement or in any other agreement.
     2.4 Term. The term of the Company shall continue in full force and effect perpetually unless the Company is earlier dissolved as hereinafter provided.
     2.5 Filing of Certificate and Amendments. The Certificate was filed with the Secretary of State of the State of Delaware on July 2, 2009. The Members hereby agree to execute and file any amendments to the Certificate as and when required by applicable law and to do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law.
     2.6 Business; Scope of Members’ Authority.
     (a) The purpose of the Company is to act as the manager of the REIT. However, the Company is authorized to engage in any activity in which a company formed under the Act may lawfully engage and the Company will have all the powers that a limited liability company is permitted by the Act to have. The Company may not change its purpose or otherwise engage in any business other than related to acting as the manager of the REIT, except as may be determined by all of the Members pursuant to Section 3.3 hereof.
     (b) Except as otherwise specifically provided in this Agreement, only the Managing Member shall have the authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, the Company. Subject to Section 3.2, the Managing Member may delegate such authority, in whole or in part, to any one or more of its Affiliates. The Managing Member may also delegate its authority, in whole or in part, to any other Person or Persons if such delegation is approved pursuant to Section 3.3(B)(d). For the avoidance of doubt, any such delegated authority must be exercised in accordance with the terms of this Agreement.
     (c) To the fullest extent permitted by applicable law, no Member shall, by virtue of executing this Agreement, acquiring Interests or being a Member, be personally responsible or liable for any indebtedness or obligation of the Company or any other Member incurred or arising either before or after the Effective Date.
     2.7 Principal Office; Registered Agent. The principal office of the Company shall be 1345 Avenue of the Americas, New York, NY 10105. The Company may change its place of business to such location or locations as may at any time or from time to time be determined by the Managing Member. The mailing address of the Company shall be 1345 Avenue of the Americas, New York, NY 10105, or such other address as may be selected from time to time by the Managing Member. The Company shall maintain a registered office at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the Company’s registered agent is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
     2.8 Names and Addresses of the Members. The names and addresses of the Members are as set forth in Schedule 2.8 hereto, as may be updated by the Managing Member from time to time to reflect changes in the Members in accordance with the terms of this Agreement, or changes in the names or addresses of the Members.
     2.9 Authorized Persons. The Managing Member is hereby designated as an “authorized person” within the meaning of the Act and the Managing Member may appoint additional “authorized persons” in its sole discretion. Any one of such authorized Persons is hereby authorized to, and shall, execute, deliver and file any certificates or documents on behalf of the Company necessary for the qualification of the Company to do business in any jurisdiction to the extent required by law. Any actions taken by any of the foregoing persons in connection with the execution, delivery or filing of any certificates or other documents or the qualification of the Company to do business in any required jurisdiction or any other action relating thereto is hereby ratified, confirmed and approved by the Managing Member as having been authorized by the Company.
     2.10 Representations by the Members. Each Member represents, warrants, agrees and acknowledges that:
     (a) it is either a limited liability company or a limited partnership, as the case may be, duly organized or formed and validly existing and in good standing as a limited liability company or limited partnership, as the case may be (or other form of entity, if applicable), under the laws of the state of its organization or formation; it has all requisite limited liability company or partnership (or other form of entity) power and authority to enter into this Agreement, to acquire and hold its Interests and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by all necessary limited liability company or partnership (or other entity) action on its behalf;
     (b) its execution and delivery of this Agreement and the performance of its obligations under this Agreement will not conflict with, result in a breach of or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its Organizational Documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, in each case that would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder;
     (c) there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened, in any court or by or before any other governmental agency or instrumentality which would prohibit its entering into, or performing its obligations, under this Agreement;
     (d) this Agreement is a binding agreement on the part of such Member enforceable against such Member in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency and similar laws affecting the enforcement of creditors rights generally and (ii) general equitable principles;
     (e) it is acquiring its Interests for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer all or any part of its Interests, or solicit offers to buy all or any part of its Interests in a manner that would violate the terms of this Agreement or violate or cause the Company or any Member to violate applicable federal or state securities laws or any other applicable laws or regulations of any governmental authority having jurisdiction; and
     (f) to its knowledge, (i) it and each Person or entity owning an interest in it is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (ii) none of the funds or other assets of it constitute property of, or is beneficially owned, directly or indirectly, by any Embargoed Person, (iii) no Embargoed Person has any interest of any nature whatsoever in it (whether directly or indirectly), (iv) none of its funds has been derived from any unlawful activity with the result that the investment in it is prohibited by law or that this Agreement would be in violation of law, and (v) it has implemented procedures, and will consistently apply those procedures, to ensure the representations and warranties in this Section 2.10(f) remain true and correct at all times.
     2.11 Additional Representations by the Managing Member. The Managing Member represents, warrants, agrees and acknowledges that, from the time of formation of the Company through the date hereof, the Company has not conducted any activities or incurred any liabilities or obligations, except in each case in connection with the REIT and as disclosed in writing to the other Members.
ARTICLE 3
MANAGEMENT OF COMPANY BUSINESS
     3.1 Managing Member.
     (a) On the date of this Agreement, AllianceBernstein shall be appointed as the managing member of the Company (the “Managing Member”), and as such shall be authorized and shall have the authority to take any action in connection with the management of the Company, subject to Sections 3.3, 3.4 and 3.5 below and the other provisions of this Agreement. Subject to Section 3.3, 3.4, 3.5 and the other provisions of this Agreement, the Managing Member shall have the power and authority, without the consent of any other Member, to bind the Company with respect to all affairs of the Company within the scope of purpose set forth in Section 2.6(a). The Managing Member may, by not less than 180 days’ prior written notice, resign as Managing Member, which resignation shall not affect its status as a Member of the Company so long as the Advisory Agreement remains in effect with the resigning Managing Member or its Affiliate continuing to serve as the Advisor thereunder at the time of such resignation and thereafter; provided that the Managing Member may only give such notice to resign on or after the third anniversary of the date hereof (unless agreed to by the other Members). If on any date, AllianceBernstein or its Affiliate has ceased to be the Advisor under the Advisory Agreement, the Managing Member (if it is AllianceBernstein or an Affiliate thereof at such time) shall cease to act as the Managing Member and will thereafter forfeit its Interests pursuant to Section 9.2(b). The Managing Member shall not be permitted to vote on the appointment of the replacement Managing Member in accordance with Section 3.3(A)(c). If any time the Advisory Agreement is no longer in effect with AllianceBernstein or its Affiliate serving as the Advisor thereunder, AllianceBernstein (or any Affiliate thereof that is a Member hereunder) shall forfeit its Interests as provided in Section 9.2(b). If, at any time, the Managing Member has resigned or has tendered its notice to resign as the Managing Member or is no longer a Member of the Company, the other Members (excluding the Managing Member) may take such actions to and shall appoint a replacement Managing Member in accordance with Section 3.3(A)(c) below. The resigning Managing Member shall cooperate with and take such actions as reasonably requested by the other Members in order to assist the Company with the replacement and transition of the replacement Managing Member.
     (b) Upon the occurrence of any event or circumstance that permits or will permit the Company to submit a Manager Successorship Proposal pursuant to Section 14(d) of the Management Agreement, the Managing Member shall deliver notice of such circumstance to each Member and deliver a responsive Manager Successorship Proposal from the Members to the REIT and shall otherwise assist the other Members in their communications with the REIT in connection with such other Members’ Manager Successorship Proposal as reasonably requested by them.
     3.2 Assignment. Except as permitted pursuant to Section 3.3(B)(d), the management rights and obligations of the Managing Member may not be assigned or delegated by the Managing Member to any other party, other than an Affiliate of the Managing Member, in which case, the Managing Member will remain responsible for the performance by its Affiliate of all the Managing Member’s responsibilities and obligations hereunder.
     3.3 Matters Requiring Unanimous Member Approval. (A) The approval of all Members (other than the Managing Member (or any Affiliate thereof) in the case of Section 3.3(A)(c) and the Member (or an Affiliate of such Member) that is the Person as to which a determination of Cause is being made pursuant to Sections 3.3(A)(h) or 3.3(A)(i) hereunder) shall be required for each of the following actions:
(a)	Corporate Changes. The approval of any material change to the purpose of the Company, or any conversion of the corporate form of the Company into a different form, or the Company engaging in any business other than acting as the manager of the REIT, or any merger, consolidation, reorganization or other business combination of the Company with another entity or any sale or other transfer by the Company of all or any substantial part of its assets (except as contemplated hereby), or, subject to Article 10, any dissolution, liquidation or winding-up of the Company;
(b)	Management Agreement. (i) Any assignment or other transfer (including any pledge or hypothecation) of the Management Agreement by the Company (whether or not to an

Affiliate of the Advisor), including any assignment or other transfer of any amounts payable to the Company thereunder, (ii) the giving of any consent to any such assignment or other transfer (including any pledge or hypothecation) of the Management Agreement by the REIT pursuant to the Management Agreement or otherwise, (iii) any consent by the Company to any amendment to or waiver of any provision of the Management Agreement that adversely affects amounts payable by the REIT to the Company or payable, directly or indirectly, to the Advisor, any Sub-Advisor or the Consultant thereunder, or (iv) any termination of the Management Agreement by the Company or any election of non-extension of the term thereof by the Company;
(c)	Replacement Managing Member. The appointment of a replacement Managing Member following any withdrawal or resignation of the Managing Member;
(d)	Additional Sub-Advisors. Any consent by the Company to the appointment by the Advisor of any Sub-Advisor in addition to Greenfield and Rialto Capital Partners, LLC or of any Consultant in addition to Flexpoint;
(e)	Capital Contributions. The making of any Capital Contributions, loans or other advances by any Member other than the initial Capital Contributions described in Section 6.1 or as required by Section 6.3;
(f)	Additional Interests and Transfer of Interests. Any creation or issuance of additional Interests or the admission of any new Member except for permitted successors to and assignees of all of a Member’s Interests in accordance with Section 9, or the consent to any Transfer by any Member of its Interests to a transferee that is not an Affiliate of such Member;
(g)	Bankruptcy. To the extent permitted by law, the Company taking any action that would constitute a Bankruptcy of the Company;
(h)	Sub-Advisory and Consulting Agreements. The consent by the Company to (i) any termination by the Advisor of any Sub-Advisory Agreement for or without Cause, (ii) any assignment (other than to its Affiliate) or other transfer (including any pledge or hypothecation) of any Sub-Advisory Agreement by a Sub-Advisor, (iii) any termination of the Consulting Agreement for or without Cause, (iv) any assignment (other than to its Affiliate) or other transfer (including any pledge or hypothecation) of the Consulting Agreement, or (v) any appointment by the Advisor of any replacement Sub-Advisor or replacement Consultant;
(i)	Advisory Agreement. Any (i) termination by the Company of the Advisor for or without Cause, (ii) the non-extension of the term of the Advisory Agreement, (iii) appointment by the Company of any replacement Advisor after any resignation or other termination of the then serving Advisor, or (iv) any assignment or other transfer (including any pledge or hypothecation) of the Advisory Agreement by the Company to a non-Affiliate of the Advisor, including any assignment or other transfer (including any pledge or hypothecation) of any amounts payable to the Advisor thereunder;
(j)	Tax Matters. Any election or any action by the Tax Matters Member under the Code which would have a material adverse effect on the other Members (subject in all cases to the provisions of the Code);

(k)	Administrative Services Agreement. (i) Any assignment or other transfer (including any pledge or hypothecation) of the Administrative Services Agreement by the Company or by the Advisor to a non-Affiliate of the Advisor, (ii) any consent by the Company to any material amendment to or waiver of any provision of the Administrative Services Agreement, or (iii) any termination of the Administrative Services Agreement by the Company or any election of non-extension of the term thereof by the Company; and
(l)	Indebtedness. Incurrence by the Company of any indebtedness, financing or refinancing, or pledging or mortgaging of Company assets by the Company or the making of any loans or any guarantees by the Company,
     (B) Subject to Sections 3.3(C) and 3.3(D), the approval of all Members, excluding Flexpoint, shall be required for each of the following actions:
(a)	Investment Committee Changes. Any amendment to or other modification of any provision of the Management Agreement concerning the Investment Committee (including any change in the composition or in the number of Members thereof);
(b)	Distributions. Any distributions of Available Cash by the Company pursuant to Article 8 and the approval of any policy of the Company in connection with such distributions;
(c)	Certain REIT Matters. The approval by the Company of (i) any modifications to the Guidelines (as defined in the Management Agreement), whether or not for submission to the REIT’s Board of Directors, (ii) each annual business plan for the REIT, whether or not for submission to the REIT’s Board of Directors, or any material variation therefrom, each annual budget and any expense guidelines for the REIT, whether or not for submission to the REIT’s Board of Directors, or any material variation from an existing budget, (iii) any hedging or financing strategies or financings (debt or equity), whether or not for submission to the REIT’s Board of Directors, or (iv) any termination, replacement or the appointment of any key Person of the REIT’s management, including the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Accounting Officer.
(d)	Company Matters. The approval of an initial expense budget and an annual business plan and budget for each subsequent year of the Company and any change to any existing business plan or budget of the Company, any assignment or delegation by the Managing Member of its management rights and obligations hereunder to any party other than by an assignment or delegation to an Affiliate in accordance with Section 3.2, and the appointment, termination or replacement of each member of the Company’s management team, including the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Accounting Officer, if any;
(e)	Management Agreement. (i) Any agreement or consent by the Company to any amendment of the Management Agreement, or (ii) the granting by the Company of any material waiver of rights under the Management Agreement that does not adversely affect amounts payable by the REIT to the Company pursuant to the Management Agreement or payable, directly or indirectly, to the Advisor, any Sub-Advisor or the Consultant;
(f)	Advising Agreements. Any consent by the Company to any amendment, modification or waiver of any provision of the Advisory Agreement, any Sub-Advisory Agreement or the Consulting Agreement, or any consent by the Company to any assignment or other transfer (including any pledge or hypothecation) of the Advisory Agreement to an Affiliate of the Advisor;
(g)	Related Transactions. Any transaction or any agreement entered into by the Company or the REIT with any Member or with any Affiliate of any Member (other than transactions or agreements explicitly permitted without the approval of the Members in accordance with this Agreement and the Management Agreement, respectively) and the issuance of a Call Notice by the Company pursuant to Section 9.5(b);
(h)	New Expenses or Material Variation to Budget. Any incurrence by the Company of any material unbudgeted expenses or any material variation (in any line item or in the aggregate) from a previously-approved expense budget; and
(i)	Gross Asset Valuation. Any valuation by the Company of any asset to be distributed in-kind to any Member.
     (C) Additional Flexpoint Approval Rights. Notwithstanding any provision to the contrary contained in Section 3.3(B), but subject, however, to Section 3.3(D), the approval of Flexpoint shall also be required in addition to the other approvals required pursuant to Section 3.3(B) in the case of any matter described in Section 3.3(B) if approval of such matter (and implementation thereof by the Company) would have a material adverse effect on Flexpoint’s rights as a Member or the Consultant.
     (D) Member Impasses. If on any matter on which an approval by the Members is required pursuant to Sections 3.3(A) or 3.3(B) the required approval is not achieved due to a withholding of approval by one or more Members (a “Member Impasse”), then no further action will be taken by the Company (unless such required approvals are thereafter achieved); provided, however, that solely with respect to any matter on which an approval by the Members is required pursuant to Section 3.3(B)(c), the Managing Member on behalf of the Company shall refer such matter to the REIT with a recommendation that it be considered and resolved by the REIT’s Independent Directors.
     3.4 Managing Member’s Duty to Company. The Managing Member shall be required to manage the Company in the Company’s best interests.
     3.5 Issuance of Additional Interests. Subject to Section 2.1(a), if the Advisor at any time, acting with the consent of the Company given in accordance with Sections 3.3(A)(d) and 3.3(A)(f), enters into a Sub-Advisory Agreement with a new Sub-Advisor and the Company, acting in accordance with Section 3.3(A)(f), has approved such Sub-Advisor becoming a Member, the Managing Member shall cause the Company to issue Interests to such new Sub-Advisor in an amount approved unanimously by all Members in accordance with Section 3.3(A)(f).
     3.6 Cancellation of Interests. If any Member’s Interests are forfeited pursuant to the terms of Article 9, (i) the Managing Member shall cause the Company to cancel such Interests and such Interests shall no longer be outstanding unless reissued with the approval specified in Sections 3.3(A)(f) and/or 3.5 (as applicable) and (ii) such Member shall no longer be permitted to vote on any matter, including pursuant to Section 3.3.
     3.7 Tax Classification. It is the intention of the Members that the Company be treated as a partnership for federal, state and local income tax purposes. The Company shall not elect to be treated as other than a partnership under Treasury Regulations Section 301.7701-3(c) (or any corresponding applicable provisions of state or local law) unless such election is approved by all Members.

     3.8 Members’ Meetings.
     (a) The Members shall conduct meetings as often as shall be necessary or appropriate to enable the Company to conduct its business and perform its contractual obligations, including when and as necessary to obtain the necessary approvals or consents under this Agreement, including under Section 3.3. Such meetings of Members shall occur no less frequently than once every year. At any such meeting, Flexpoint shall have the right to vote solely upon such matters as to which the approval or consent of Flexpoint as a Member is required pursuant to Section 3.3 and upon no other matters. Any meeting of Members may be conducted, subject to 3 business days’ prior notice (which may be waived with the agreement of each of the Members eligible to attend in such meeting), in person or by means of a telephone or video conference.
     (b) Subject to Section 3.8(a), a meeting may be called by any Member in connection with the required voting under Section 3.3(A)(c) and any Member may take any necessary action in order to effect the appointment of the replacement Managing Member chosen thereby. Subject to Section 3.8(a) and while the Managing Member is the Advisor or an Affiliate of the Advisor, any Member may call a meeting to effect the voting required under Section 3.3(A)(i) to approve the termination by the Company of the Advisor for or without Cause and any Member may take any necessary action in order to effect the removal and replacement of such Advisor pursuant to the approval thereunder, including executing and delivering any required notices under the Advisory Agreement on the Company’s behalf.
     (c) In the event of a resignation of the Advisor while the Managing Member is the Advisor (or an Affiliate of the Advisor), during the up to 180-day period prior to the effective date of such resignation, the Managing Member shall forfeit any and all rights with respect to the approval of a Person to replace the Advisor and shall cooperate with and take such actions as reasonably requested by the other Members in order to assist the Company with the replacement and transition of the Advisor.
     (d) In connection with the approval in Section 3.3(B)(c), the Managing Member shall prepare an initial business plan and budget for the REIT (including any and all of its subsidiaries), whether or not for submission to the REIT’s Board of Directors, and update such business plan and budget at least on an annual basis. Each such initial and updated budget and business plan shall require the consent specified in Section 3.3(B)(c). The business plan for the REIT shall set forth, among other matters, the types and amounts of assets of the REIT anticipated to be purchased and sold, financing (debt and equity), hedging strategies and other capital and out-of-the ordinary course material transactions and/or events of the REIT and the professionals to be retained for the REIT. The budget for the REIT (including any and all of its subsidiaries) will set forth in detail each category of expected revenue and expense (including fees and expenses to be reimbursed to the Manager, the Advisor, the Sub-Advisors and the Consultant by the REIT directly or indirectly pursuant to the Management Agreement or otherwise). The taking of any action or the making of any decision by the Managing Member, the Advisor, any Sub-Advisor or the Consultant or any other Person materially inconsistent with a matter relating to the REIT covered by the then current business plan or required to be authorized thereunder or in material variance or deviation (more than 10% as to any line item or 5% as to the total) of the then current budget shall first be required to be approved under Section 3.3(B)(c).
     (e) The Managing Member shall prepare the relevant expense budgets and business plans for the Company required in connection with the approval in Section 3.3(B)(d) and present such plans to the other Members required to vote under Section 3.3(B)(d), for approval.
     (f) Any action that may be taken by the Members at a duly convened meeting may be instead taken by unanimous written consent of all Members whose approval is required pursuant to Section 3.3 or other provisions of this Agreement. Promptly after any such unanimous written consent, a copy of such written consent shall be provided to all Members not party thereto.
     3.9 Members’ Approval Discretion. Subject to Section 3.4, the approval or consent required to be given by any Member under this Section 3 or any other provisions of this Agreement shall be given in the sole discretion of such Member unless otherwise provided.
ARTICLE 4
RIGHTS AND DUTIES OF MEMBERS
     4.1 Activities of the Members. Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. None of the Members, the Company or any other Person employed by, related to or in any way affiliated with any Member or the Company shall have any duty or obligation to disclose or offer to the Company or the Members, or obtain for the benefit of the Company or the Members, any other activity or venture or interest therein, other than as set out in the Advising Agreements. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company shall, other than as set out in the Advising Agreements, have (a) any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (b) any right to any such activity or venture or interest therein or the income or profits derived therefrom.
     4.2 Indemnification.
     (a) No Member (or any officer, director, partner, member, manager, employee, consultant, Affiliate or agent of such Member; and reference in this Section to Member shall be deemed to include each of the foregoing) shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for any act performed within the scope of the authority conferred on such Member by this Agreement except for the gross negligence, fraud or willful misconduct of such Member in carrying out its obligations hereunder.
     (b) To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Member (including in its capacity as Managing Member) shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement actually incurred by such Member in connection with such action, suit or proceeding) by virtue of its status as Member or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the gross negligence, fraud or willful misconduct of such Member. The indemnification provided by this Section 4.2(b) shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company) on account thereof.
     (c) To the fullest extent permitted by law, each Member shall defend and indemnify the Company and the other Members against, and shall hold it and them harmless from, any damage, loss, liability, or expense, including reasonable attorneys’ fees, as and when incurred by the Company or the other Members in connection with or resulting from such indemnifying Member’s gross negligence, fraud or willful misconduct relating to the business of the Company. Any obligation of any Member to indemnify with regard to services rendered by such Member (or its Affiliate) under an Advising

Agreement will be governed solely by such Advising Agreement and will not be deemed to arise under, or be affected by, this Agreement.
     (d) The Company shall procure and maintain at all times hereunder Managing Member, directors’ and officers’ liability insurance with such coverage and in such amounts as is customary for similar companies engaged in activities similar to those in which the Company is engaged and any cost to the Company of such policies shall be approved by the Members in accordance with Section 3.3(B)(h) if such expenses were not in the initial expense budget approved in accordance with Section 3.3(B)(d). The Company shall provide copies of such policies reasonably promptly to any Member which so requests.
     4.3 Use of Company Assets. No Member shall make use of the funds or property of the Company, or assign its rights to specific Company Assets, other than for the business or benefit of the Company.
     4.4 Designation of Tax Matters Member. The Managing Member is hereby designated as the “tax matters partner” of the Company as defined in Section 6231 of the Code (the “Tax Matters Member”) and shall act as provided in Section 6231 of the Code and the Treasury Regulations promulgated thereunder. Each Member hereby confirms and approves of the designation of AllianceBernstein as the Tax Matters Member and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Member (a) shall furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and (b) shall inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes.
ARTICLE 5
BOOKS AND RECORDS; ANNUAL REPORTS
     5.1 Books of Account. At all times during the continuance of the Company, the Managing Member shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company. Such books shall be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and shall reflect all Company transactions in accordance with generally accepted accounting principles consistently applied.
     5.2 Availability of Books of Account. All of the books of account referred to in Section 5.1, together with an executed copy of this Agreement and the Certificate, and any amendments thereto, shall at all times be maintained at the principal office of the Company or such other location as the Managing Member may select and shall be open to the inspection and examination of any of the Members or their representatives during business hours. Each of the Members shall have continuing access to the Company’s books and records following the termination of its status as a Member to the extent necessary in connection with legal or governmental proceedings or tax audits in any way relating to such Member’s Interest. Subject to the provisions of Section 12.12 and upon reasonable advance notice, each Member shall have the right to inspect the books of accounts and records of the REIT relating to the services provided by, and/or duties and responsibilities of, the Company to the REIT pursuant to the Management Agreement (or by the Advisor pursuant to the Advisory Agreement) at any time during normal business hours.
     5.3 Annual/Quarterly Reports and Statements. For each Fiscal Year, the Managing Member shall cause the Company to send to each Person who was a Member at any time during such Fiscal Year,

an annual report of the Company including a balance sheet as of the end of such Fiscal Year and statements of profit and loss, changes in financial position, and distributions to the Members for that Fiscal Year, all as prepared in accordance with generally accepted accounting principles consistently applied, such annual reports to be delivered within ninety (90) days after the end of such Fiscal Year. Each Member shall have the right to require that such annual reports be audited by a nationally recognized public accounting firm; provided, however, that such requesting Member shall be obligated to pay all of the Company’s costs, fees and expenses of such audit. In addition, the Managing Member shall cause the Company to use its reasonable best efforts to send within ninety (90) days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year, (i) a completed IRS Schedule K-1 and (ii) such other information concerning the Company as may be reasonably requested by any Member, including such information as is necessary for the preparation of each Member’s federal, state and local income or other tax returns, all such other information to be delivered reasonably promptly, but in all events no later than 30 days before the filing date of a Member’s applicable tax return. Promptly upon the request of any Member, the Company shall furnish to such Member a copy of all federal, state and local income tax returns or information returns, if any, that have been filed by or on behalf of the Company. Within forty-five (45) days after the end of such fiscal quarter, the Managing Member shall cause the Company to deliver to each Person who was a Member at any time during such quarter, a quarterly income statement of the Company as of the end of such quarter, prepared in accordance with generally accepted accounting principles consistently applied.
     5.4 Pre-Formation Expenses and the REIT. Attached hereto as Schedule 5.4(a) is a schedule listing expenses incurred by the Members in connection with the formation of the Company and the REIT (“Pre-Formation Expenses”), which amounts shall be reimbursed by the Company (subject to the Company’s receipt of reimbursement from the REIT of such expenses other than those expenses noted on Schedule 5.4 which will not be reimbursed by the REIT but shall still be reimbursed by the Company) within thirty (30) days of submission to the Company for reimbursement of all such reasonable out-of-pocket expenses, including legal expenses, incurred by any Member on or after [•], 2009.
     5.5 Accounting Expenses. All out-of-pocket expenses payable in connection with the keeping of the books and records of the Company and the preparation of audited or unaudited financial statements and federal, state and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company shall be borne by the Company as an ordinary expense of its business.
     5.6 Company Bank Accounts. The Company shall arrange to maintain the Company’s cash deposits in one or more segregated accounts held for the Company’s business, which accounts, to the extent reasonably practicable, shall be interest bearing.
ARTICLE 6
CAPITAL CONTRIBUTIONS AND LIABILITIES
     6.1 Capital Contributions and Percentage Interests of the Members. The Percentage Interest of each Member shall be as set forth on the table below, until such time as there is a change in the Members’ Interests in accordance with the provisions of this Agreement, at which time that table will be amended. In addition, the Members confirm that each Member has contributed cash to the Company on and as of the date hereof in the amount (or having a value) set forth opposite such Member’s name below (such Member’s “Capital Contribution”):

Member	Percentage Interest	Capital Contribution
AllianceBernstein	55%	$550
Flexpoint	15%	$150
Greenfield	15%	$150
Rialto	15%	$150
Total	100.00%	$1,000
     6.2 Capital of the Company. Except as specified in Sections 6.1 and 6.3, no Member will be obligated to contribute cash or other assets to the Company. Except as otherwise expressly provided for in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any Company Assets (other than cash) in return for its Capital Contribution.
     6.3 Limited Liability of the Members. All debts and obligations of the Company shall be paid or discharged solely with Company Assets and no Member shall be obligated to pay or discharge such debts or obligations except to the extent required by applicable law. For the avoidance of doubt, no Member shall be liable for the return of the Capital Contribution of any other Member or for the Purchase Price of Flexpoint’s Interests pursuant to Section 9.5. No Member shall be required or permitted to make any additional Capital Contribution other than with the consent of all of the Members except in order to pay the non-reimbursable expenses of the Company in accordance with an expense budget approved in accordance with Sections 3.3(B)(d), with such additional Capital Contribution to be made by each Member in accordance each Member’s pro rata share of the non-reimbursable expenses of the Company, based upon such Member’s Percentage Interest.
ARTICLE 7
CAPITAL ACCOUNTS AND TAX ALLOCATIONS
     7.1 Capital Accounts.
     (a) The Company shall maintain a capital account (each, a “Capital Account”) for each Member in accordance with federal income tax accounting principles. Each Member’s Capital Account as of the Effective Date shall equal its Capital Contribution as set forth under Section 6.1.
     (b) The Capital Account of each Member shall be increased by (i) the amount of any cash and the Gross Asset Value of any other asset (net of liabilities that the Company assumes or takes subject to) contributed to the capital of the Company by that Member, (ii) the amount of any Net Income allocated to that Member, and (iii) any items of income or gain specially allocated to that Member under this Article 7. The Capital Account of each Member shall be decreased by (i) the amount of any Net Loss allocated to that Member, (ii) the amount of cash and the Gross Asset Value of any property (net of liabilities that the Member assumes or takes subject to) distributed to that Member, and (iii) any deductions or loss specially allocated to that Member under this Article 7. Notwithstanding anything to the contrary in the foregoing sentences, the Members’ Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).
     (c) A transferee of all (or a portion) of the Interests of a Member shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Interests.

     7.2 Net Income and Net Loss.
     (a) Except as otherwise required by Section 704 of the Code or the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv), Net Income and Net Loss and items thereof in each Fiscal Year shall be allocated to the Members on a pro rata basis in proportion to their Percentage Interests.
     (b) Whenever a proportionate part of the Net Income or Net Loss is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Net Income or Net Loss or arising from the transactions with respect to which such Net Income or Net Loss were realized shall be credited or charged, as the case may be, to such Member in the same proportion.
     (c) If any Member Transfers all or any part of its Interests during any Fiscal Year or its Interests are increased or decreased, Net Income and Net Loss attributable to the transferred Interests for that Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Members, as the case may be, in accordance with the method selected by the Tax Matters Member, as long as such apportionment is permissible under the Code and applicable Treasury Regulations promulgated thereunder.
     (d) In accordance with Code Section 704(c) and the Treasury Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value at the time of the contribution, in a fashion as agreed upon by the Members. If the Gross Asset Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for federal income tax purposes and pursuant to Treasury Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder as agreed upon by the Members pursuant to the preceding sentence.
     (e) For federal income tax purposes, except as otherwise provided in Section 7.2(d), each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of Net Income and Net Loss is allocated pursuant to this Article 7.
     (f) No Member shall be responsible to restore or repay to the Company or any other Member any deficit in such Member’s Capital Account existing at any time.
ARTICLE 8
APPLICATIONS AND DISTRIBUTIONS OF AVAILABLE CASH
     8.1 Distributions. Subject to Sections 3.3(B)(b), 8.2 and 9.2, the Managing Member may, on any date, instruct the Company to distribute all or any portion of the Available Cash and any stock-based compensation received by the Company from the REIT under the REIT’s equity incentive plan, at such time, to the Members on a pro rata basis in proportion to their Percentage Interests.
     8.2 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

ARTICLE 9
TRANSFER OF COMPANY INTERESTS
     9.1 Limitations on Transfer of Interests by Members; Permitted Transfers.
     (a) No Member shall make any Transfer of any of its Interests other than as permitted by, or after compliance with, Sections 3.3(A)(f), 9.2, 9.3, 9.4 and 9.5. Any purported Transfer in violation of this Article 9 shall be void, and shall not bind the Company, and the Member making such purported Transfer shall, to the fullest extent permitted by law, indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, and any other damages, arising as a result of, or caused directly or indirectly by, such purported Transfer.
     (b) Any transferee of Interests by any means shall have only the rights, powers and privileges provided by law and shall not become a Member of the Company except as provided in this Article 9.
     (c) Notwithstanding anything to the contrary contained herein, no Transfer of Interests shall be permitted if such Transfer (i) would require the registration of the Interests under the Securities Act, or (ii) would require the registration of the Company or the REIT under the Investment Company Act, (iii) would have an adverse effect upon the Company or the Members under the Code, or (iv) would violate any material agreement or any law, rule or regulation binding on the Company or the REIT or as to which the Company or the REIT is subject, and any Transfer in violation of this Section 9.1(c) shall be void.
     (d) No Transfer of any Interests upon initial issuance or at any time thereafter shall be permitted unless the purchaser or the transferee, as the case may be, is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act.
     9.2 Certain Transfers of Interests of Managing Member, and Other Members.
     (a) If on any date any Sub-Advisory Agreement or the Consulting Agreement is terminated by the Advisor for Cause (subject to approval by the Company in accordance with Section 3.3(A)(h)) or terminated by mutual agreement of the parties thereto, or the Sub-Advisor or the Consultant resigns pursuant to the terms of the Sub-Advisory Agreement or the Consulting Agreement, respectively, the Member that (or the Member whose Affiliate) is a Sub-Advisor or the Consultant, as the case may be, with respect to such Sub-Advisory Agreement or the Consulting Agreement as the case may be, shall forfeit its entire Interest in the Company and shall cease to be a Member (each such Member, a “Forfeited Member”). No consideration shall be paid to such Forfeited Member (including the Forfeited Managing Member (as defined below)) for any forfeited Interest. Upon such forfeiture, the Managing Member (i) shall cause the Company to cancel such Interests, or (ii) within 30 Business Days of such forfeiture may sell such Interests (in whole or in part) on behalf of the Company to any other Person (including the Advisor, any Sub-Advisor or the Consultant) unanimously approved by the Members (excluding the Forfeited Member and in accordance with the other applicable provisions of this Article 9) and, if such Person is not the Advisor, a Sub-Advisor or the Consultant, subject to such Person entering into a sub-advisory agreement or consulting agreement with the Advisor on substantially similar terms as the Sub-Advisory Agreements or the Consulting Agreement, as applicable, such Person shall be admitted as a Substituted Member. The proceeds of any such sale shall be distributed to the Members in proportion to their Percentage Interests (excluding, for the purposes of this distribution, such Substituted Member).
     (b) If on any date the Advisory Agreement is terminated for Cause by the Company or terminated by mutual agreement of the parties thereto or the Advisor resigns thereunder, the Interests of the Advisor (or any Member that is an Affiliate thereof) shall be forfeited and, if the Managing Member is the Advisor (or an Affiliate of the Advisor), the Managing Member (either as the then Managing Member or a Member, as the case may be) shall forfeit its entire Interest in the Company and shall cease to be a Member (the “Forfeited Managing Member”). No consideration shall be paid to the Forfeited Managing Member and/or the Advisor or its Affiliates, as applicable, for its forfeited Interests. Upon such forfeiture, all of the other Members (i) shall cause the Company to cancel the Interests of the Forfeited Managing Member and/or the Advisor or its Affiliates, as applicable, or (ii) within 30 Business Days of such forfeiture may sell such Interests (in whole or in part) on behalf of the Company to any other Person (including AllianceBernstein if it is not an Affiliate of the Forfeited Managing Member or the terminated Advisor) unanimously approved by the Members (excluding the Forfeited Managing Member and/or the Advisor or its Affiliates, as applicable, and in accordance with the other applicable provisions of this Article 9) and, if such Person is not the Advisor, subject to such Person entering into an advisory agreement with the Manager on substantially similar terms as the Advisory Agreement, such Person shall be admitted as a replacement Managing Member. The proceeds of any such sale shall be distributed to the Members in proportion to their Percentage Interests (excluding, for the purposes of this distribution, such replacement Managing Member and/or the Advisor or its Affiliates, as applicable).
     (c) On the Initial Payment Date, the entire Interests of Flexpoint in the Company shall be forfeited and Flexpoint shall cease to be a Member. Consideration shall be only paid to Flexpoint for its forfeited Interests in accordance with Section 9.5(c). Upon such forfeiture, the Managing Member (i) shall cause the Company to cancel the Interests of Flexpoint, or (ii) within 30 Business Days of such forfeiture may sell such Interests (in whole or in part) on behalf of the Company to any other Person (including the Advisor or the Sub-Advisors) unanimously approved by the Members (excluding Flexpoint and in accordance with the other applicable provisions of this Article 9), subject to such Person entering into a consulting agreement with the Advisor on substantially similar terms as the Consulting Agreement, such Person shall be admitted as a Substituted Member. The proceeds of any such sale shall be distributed to the Members in proportion to their Percentage Interests (excluding, for the purposes of this distribution, such Substituted Member).
     9.3 Transfers with Consent of the Other Members. On any date, any Member may, after providing each Member with the full details of a proposed Transfer of all or a portion of its Interests (including, without limitation, the proposed price and the proposed transferee), Transfer its Interests, in whole or in part, if it has obtained the written consent in accordance with Section 3.3(A)(f).
     9.4 Transfer to Affiliates. Notwithstanding any other provision of this Article 9, any Member may, with the consent of the Managing Member, transfer its Interests, in whole but not in part, to any Affiliate of such Member, and the Managing Member shall not withhold its consent to such transfer so long as such transfer does not have an adverse effect on any other Member or the Company or its business. Upon the completion of such Transfer, such Affiliate shall be admitted as a Member, provided that the Affiliate must agree in writing that, prior to any time at which it ceases in the future to be an Affiliate of the transferor, it will transfer its Interests back to the transferor or another Affiliate thereof unless the Company otherwise agrees in accordance with Section 3.3(A)(f).
     9.5 Transfer of Flexpoint’s Interests.
     (a) On the fifth year anniversary of this Agreement, or on any date thereafter, Flexpoint shall have the right, to require the Company to purchase all of Flexpoint’s Interests by delivering to the Managing Member and the Company a notice in writing not more than 120 days or less than 90 days prior to the proposed date of transfer (a “Put Notice”).
     (b) On the fifth year anniversary of this Agreement, or on any date thereafter, the Members (excluding Flexpoint) shall have the right, in accordance with Section 3.3(B)(g), to cause the Company,

by not more than 120 days’ or less than 90 days’ prior written notice to Flexpoint (a “Call Notice”), to require Flexpoint to sell all of Flexpoint’s Interests to the Company.
     (c) In connection with the sale of its Interests as a result of a Put Notice or a Call Notice (the date indicated in the Put Notice or the Call Notice, the “Sale Date”), Flexpoint shall be entitled to receive consideration for the sale of its Interests, payable solely out of future amounts and any available stock received by the Company as Management Fees, Incentive Fees and any Termination Fee pursuant to and as defined in the Management Agreement in an amount equal to the Fair Value of such Interests (the “Purchase Price”). The “Fair Value” shall be equal to the product of (i) Flexpoint’s Percentage Interest multiplied by (ii) the fair market value of 100% of all of the Members’ Interests on the Sale Date taking into account all relevant factors determinative of value. The Fair Value of the Interests shall be determined by two independent appraisers who have experience in valuing equity interests similar to the Interests (the “Independent Appraisers”), one of which is selected by the Company (by the unanimous approval of the Members (other than Flexpoint)), and the second of which is selected by Flexpoint. The Independent Appraisers shall be instructed to as promptly as possible prepare and deliver to Flexpoint and the Company a detailed written appraisal of the Fair Value which appraisal shall include a description of the methodologies and calculations employed to arrive at such Fair Value (the “Fair Value Report”). In the event the two Independent Appraisers are unable to agree upon the Fair Value of Flexpoint’s Interests within 45 days of the Sale Date, then the Independent Appraisers shall jointly select a third independent appraiser of recognized standing (who shall not have any material relationship with or have provided any material services to the Company, any of the Members or any of their respective Affiliates) and such third independent appraiser alone shall determine the Fair Value of the Interests and prepare and deliver to Flexpoint and the Company the Fair Value Report as promptly as possible. The cost of each of the independent appraisers shall be borne by the Company and the final determination of such independent appraiser(s) shall be final and binding upon all parties.
     (d) Each Member acknowledges and agrees that the Purchase Price payable to Flexpoint pursuant to Sections 9.5(a) or (b) shall be paid by the Company in installments (excluding any interest thereon) on each date, on or after the Sale Date and the determination of the Fair Value pursuant to Section 9.5(c) above, that the Company makes quarterly payments to the Advisor pursuant to the Advisory Agreement or to any of the Sub-Advisors under the Sub-Advisory Agreements (each such installment, a “Purchase Payment” and the date of the first Purchase Payment, the “Initial Payment Date”). Each Purchase Payment shall be in an amount equal to 50% (or such lesser amount as may be required for the last installment in order for the Purchase Price to be paid in full) of the sum of all Management Fees, Incentive Fees and Termination Fees received by the Company for such period pursuant to and as defined in the Management Agreement, after payment of all Company expenses (other than the Advisor Fee, the Advisor Termination Fee, the Sub-Advisory Fee or the Sub-Advisory Termination Fee) that the Managing Member determines are necessary to be paid in the ordinary course of the Company’s business (or making reserves therefor in the ordinary course of the Company’s business as determined by the Managing Member). Such Purchase Payments shall continue each quarter until the Purchase Price has been paid in full. The Stock Percentage of each Purchase Payment shall be paid by the Company to Flexpoint in the REIT’s common stock and the Cash Percentage of each Purchase Payment shall be paid by the Company to Flexpoint in cash. For purposes hereof, “Stock Percentage” means, for each Fee Payment Date, the quotient (expressed as a percentage) obtained by dividing (i) the amount representing the aggregate value of the REIT’s common stock (based upon the valuation used for the REIT delivering shares to the Company for such Fee Payment Date) delivered to the Company in relation to such Fee Payment Date, by (ii) the aggregate amount of all Management Fees, Incentive Fees and Termination Fees paid to the Company in relation to such Fee Payment Date, and “Cash Percentage” means, for each Fee Payment Date, (i) 1.00 minus (ii) the Stock Percentage for such Fee Payment Date.

     (e) On the Initial Payment Date, Flexpoint shall cease to be a Member with effect immediately and shall forfeit all of its Interests in accordance with Section 9.2(c). Upon such forfeiture, Flexpoint shall no longer have any voting or approval rights under Section 3.3, except solely with respect to any matters therein which would materially and adversely affect (i) the obligation of the Company to pay the Purchase Price pursuant to this Section 9.5, (ii) the Company’s ability to make each required Purchase Payment or (iii) the amount of cash and/or shares of the REIT’s common stock the Company is entitled to receive pursuant to the Management Agreement that would reduce the amount of cash and/or shares of REIT’s common stock that would otherwise be available to make the required Purchase Payments. From and including the Initial Payment Date and until the Purchase Price is paid in full, upon Flexpoint’s written request, the Company will issue a non-negotiable instrument naming Flexpoint as payee and evidencing the payment obligation of the Company under this Section 9.5. Any transfer by the Company to Flexpoint of any of REIT’s common stock as part of the Purchase Price shall be subject to the following: (1) the ownership of such shares by Flexpoint does not violate the limit on ownership of the REIT’s common stock set forth in the REIT’s Governing Instruments, after giving effect to any waiver from such limit that the Board of Directors may grant to Flexpoint in the future, (2) the transfer of such shares to Flexpoint complies with all applicable restrictions under U.S. federal securities laws and the rules of the NYSE, and (3) Flexpoint shall have the same registration rights and obligations with respect to such shares as the Manager or any of its Members have (whether directly or indirectly) pursuant to the agreement referred to in Section 9(b)(i)(3) of the Management Agreement.
     9.6 Remedy for Impermissible Transfer. In the event that a Member or a holder of a direct or indirect interest in such Member shall purport to Transfer an Interest or part thereof in a manner not permitted hereunder, then, without limiting any other remedies available hereunder or at law, any other Member may, at its option, declare such purported Transfer void.
     9.7 Substituted Members.
     (a) Any Member that transfers all of its Interests pursuant to this Agreement shall cease to be a Member of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member shall not cease to be a Member of the Company under the Act and shall retain the rights and powers of a Member under the Act and hereunder. Any transferee of any portion of any Interest of a Member shall become a Substituted Member only when (i) the Managing Member has entered such assignee as a Member on the books and records of the Company, which the Managing Member is hereby directed to do upon the satisfaction of the relevant requirements, (ii) such transferee has paid all the Company’s reasonable legal fees and all filing costs and any transfer taxes arising as a result of or in connection with its becoming a Substituted Member; and (iii) such transferee has in the reasonable judgment of the Managing Member, complied with all requirements under this Agreement necessary for the admission of a Substituted Member. If a Member transfers less than all its Interests, when the transferee becomes a Substituted Member, both the transferor and the transferee will be Members.
     (b) To the extent that the right to receive distributions from the Company (an “Economic Interest”) that was initially held by a Member has been lawfully transferred to a Person that has not been admitted as a Substituted Member, the Company shall not make any distributions pursuant to Article 8 (but will make any corresponding allocations of Net Income, Net Loss or other items pursuant to Article 7) that relate to such Economic Interest to either the transferor or the transferee of the Economic Interest until such transferee is admitted as a Substituted Member, at which time the withheld distributions will be made to the transferee (or, if the transfer is rescinded, to the transferor).

ARTICLE 10
DISSOLUTION OF THE COMPANY;
WINDING UP AND DISTRIBUTION OF ASSETS
     10.1 Dissolution.
     (a) The Company shall be dissolved and its affairs shall be wound up upon (and only upon) the first to occur of the following:
          (1) the unanimous direction of the Members;
          (2) if the REIT has been wound up or dissolved, the determination of the Managing Member;
          (3) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or
          (4) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership in the Company of the last remaining Member of the Company, unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, and if the business of the Company is to continue, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized and directed to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substituted member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.
     (b) Except with the prior consent of the other Members or as otherwise provided in this Agreement, no Member shall have the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or otherwise require redemption of, its Interest or any part thereof or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.
     (c) Notwithstanding any other provision of this Agreement or any provision of the Act, the Bankruptcy of a Member shall not cause that Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. To the fullest extent permitted by law, except as described in Section 10.1(a)(4), the Company shall not be dissolved or terminated solely by reason of the Bankruptcy, death, removal, withdrawal, dissolution or admission of any Member.
     10.2 Winding Up.
     (a) In the event of the dissolution of the Company pursuant to Section 10.1(a), the Members acting together shall wind up the Company’s affairs.
     (b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Members acting together or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend litigation, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company

Assets separately or in bulk, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining Company Assets, all without affecting the liability of Members and without imposing liability on any liquidating trustee.
     (c) Upon the completion of winding up of the Company, the Members acting together or liquidating trustee, as the case may be, shall cause the filing of a certificate of cancellation in the Office of the Secretary of State as provided in the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.
     10.3 Distribution of Assets.
     (a) Upon the winding up of the Company, the Company Assets shall be distributed as follows:
          (1) to the satisfaction of debts and liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, including to the payment of expenses of the liquidation and to the setting up of any reserves that the Members acting together or the liquidating trustee, as the case may be, shall determine are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company; and
          (2) the remainder to the Members in accordance with the provisions of Section 8.1 hereof.
     10.4 Bankruptcy Non-Petition. Each Member is deemed to have agreed, by becoming a Member, that, for a year plus one day after payment in full of all Company liabilities, such Member shall not act to petition or join in any petition for the Company to be adjudicated a bankrupt in any Bankruptcy or similar court.
ARTICLE 11
AMENDMENTS
     11.1 Amendments. This Agreement may be amended only by a writing signed by all of the Members.
ARTICLE 12
MISCELLANEOUS
     12.1 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and to do all such other acts and things as the Managing Member reasonably determines to be necessary or advisable to carry out the intent and purpose of this Agreement.
     12.2 Notices. Unless otherwise specified in this Agreement, all notices, demands, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by depositing the same in the United States mail, first class postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the Company at the address of its principal office and to any Member at the address for that Member set forth on Schedule 2.8, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members. All notices given pursuant to this Section 12.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).
     12.3 Headings and Captions. All headings and captions contained in this Agreement and the tables of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.
     12.4 Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.
     12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of this Agreement or signature pages hereof may be effected by facsimile or pdf email transmission.
     12.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.
     12.7 Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have any Company Asset partitioned, or to file a complaint or institute any proceeding at law or in equity to have any Company Asset partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.
     12.8 Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     12.9 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, permitted representatives, heirs and permitted assigns shall have any rights or claims under this Agreement, except that any Person who is indemnified under Section 4.2 may enforce that indemnification.
     12.10 Entire Agreement. This Agreement supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.
     12.11 Waivers. No waiver of any provision hereof on any occasion by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a waiver of that provision on any other occasion or a waiver of any other provision of this Agreement.
     12.12 Confidentiality.

     (a) Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or business or any Member or its Affiliates or relating to the REIT as made available under Section 5.2 or otherwise obtained (collectively, “Confidential Information”), provided that such disclosure may be made (i) with the prior written consent of all of the Members (or, if the Confidential Information relates to a Member or its Affiliates but not the Company, such Member); (ii) to any legal counsel, accountants and other professional advisors retained in connection with the Member’s or the Company’s business (including any such Persons retained in connection with the Member’s relationship with the Company, with other Members or with anybody acting on behalf of the Company); (iii) to appraisers, financing sources, partners, shareholders, employees, officers, directors and members of the Advisor, the Sub-Advisors, the Consultant and their respective Affiliates and others in the ordinary course of the Member’s or the Company’s business; ((i), (ii) and (iii) collectively, the “Disclosure Parties”); (iv) to governmental agencies or officials having jurisdiction over the Member or the Company; (v) in connection with any governmental filings or disclosures by the Member, any Affiliate of the Member or the Company required by law or by any governmental agency or any securities exchange or securities quotation system on which securities of the Member, its Affiliate or the Company are listed or quoted, (vi) to potential investors in the REIT or any other fund or entity advised by the Member (except that, with regard to prospective investors in a fund or entity that is advised or sponsored by the Member but has no relationship to the Company or the REIT, the disclosure must be limited to the fact that the Member is a member of the Company and the Member’s Percentage Interest in the Company, and with respect to Greenfield and Rialto, the disclosure must be limited to the fact that Greenfield and an Affliate of Rialto are acting as Sub-Advisors to the Advisor); (vii) as required by law or legal process, or (viii) to the extent such information is publicly available other than because of a breach of this Section 12.12 by the Member. The provisions of this Section 12.12 shall survive any expiration or earlier termination of this Agreement.
     (b) In the event that a Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (i) promptly notify the other Members thereof, (ii) consult with the other Members on the advisability of taking steps to resist or narrow such request; and (iii) if disclosure is required or deemed advisable, reasonably cooperate with any of the other Members in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed.
     (c) No Member shall issue any press release or other public communication about the formation or existence of the Company without the express written consent of the other Members; provided that a Member may make a press release (i) to the extent required to comply with the disclosure and other requirements of law or any governmental authority having jurisdiction over it or any of its Affiliates or any securities exchange or securities quotation system on which securities of the Member or its Affiliate are listed or quoted or (ii) relating solely to the fact that a Sub-Advisor or the Consultant is a Member of the Company and/or acting as sub-advisor or consultant, as applicable, to the Advisor.
     (d) The provisions of this Section 12.12 were negotiated in good faith by the parties hereto, and the parties hereto agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. It is the intention of the parties hereto that if any restriction or covenant contained herein is held to be for a length of time that is not permitted by applicable law, or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform such provision to provide for a restriction or covenant having the maximum time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.

     12.13 WAIVER OF JURY TRIAL. EACH MEMBER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.14 No Third Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company or of any Member shall have any right whatsoever to enforce any provision of this Agreement against any Member, except that any Person who is indemnified under Section 4.2 may enforce that indemnification.
     12.15 Construction of Documents. The parties hereto acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party that drafted same.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Agreement as of the date first above written.

MANAGING MEMBER: ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:

MEMBER: GREENFIELD ADVISORS, LLC
By:
Name:
Title:

MEMBER: RIALTO CAPITAL MANAGEMENT, LLC
By:
Name:
Title:

MEMBER: FLEXPOINT FUND L.P.
By:
Name:
Title:

SCHEDULE 2.8
Member Names and Addresses

AllianceBernstein L.P.	1345 Avenue of the Americas
New York, New York 10105
Attention: Jeffrey Phlegar

with a copy to:	Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Steven T. Kolyer, Esq.

Greenfield Advisors, LLC	Greenfield Advisors, LLC 50 North Water St. South Norwalk, CT 06854 Attention: Barry Marcus

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Anastasia Rockas

Rialto Capital Management, LLC	700 N.W. 107th Avenue,
Suite 400
Miami, Florida 33172
Attention: Jeffrey P. Krasnoff

with a copy to:	Bilzin Sumberg Baena Price & Axelrod LLP
200 South Biscayne Boulevard
Suite 2500
Miami, Florida 33131-5340
Attention: Alan D. Axelrod

Flexpoint Fund L.P.	c/o Flexpoint Ford, LLC
676 North Michigan Avenue, Suite 3300
Chicago, Illinois 60611
Attention: Stephen H. Haworth

with a copy to:	Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Sanford E. Perl, P.C.
Christopher A. Ziebarth

and:	Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Steven T. Kolyer, Esq.

Sch. 2.8

SCHEDULE 5.4(a)
Pre-Formation Expenses

Sch. 5.4(a)-1